Exhibit 10.1

ADDENDUM TO THE EMPLOYMENT CONTRACT
DATED 29 SEPTEMBER, 2011 BETWEEN IRON MOUNTAIN BPM
INTERNATIONAL AND MR. MARC DUALE

BETWEEN:
Iron Mountain BPM International, a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1A, rue Thomas Edison, L-1445 Strassen, Grand Duchy of Luxembourg, having a share capital of EUR 1,835,000 and registered with the Luxembourg Register of Commerce and Companies under the number B149.917, hereinafter referred to as the "Company",
hereby represented by Ms. Anne Best, Mr. Roderick Day and Mr. Manfred Schneider, in their capacity of Directors (gérants) and authorized representatives of the Company,
AND:
Mr. Marc Duale, residing at 64 rue d'Irlande, Saint Gilles, 1060, Belgium, hereinafter referred to as the "Employee".
The Company and the Employee are hereinafter referred to as the "Parties".
WHEREAS the Employee entered into service of the Iron Mountain Group on 8 May 2006 as President of Iron Mountain Europe, pursuant to an employment contract concluded on 3 May 2006 with Iron Mountain UK Ltd.
WHEREAS on 16 September 2008, the Employee was appointed as President of Iron Mountain International and on 15 June 2009, the Employee entered into an employment contract with Iron Mountain Belgium S.A., replacing the contract signed on 3 May 2006 with Iron Mountain UK Ltd.
WHEREAS the Employee was seconded to Hong Kong by Iron Mountain Belgium SA, under the conditions set forth in an employment agreement signed on 18 December 2009.
WHEREAS on 31 December 2010, the employment agreement signed on 18 December 2009 between the Employee and Iron Mountain Belgium SA, as transferred to Iron Mountain BPM, was amended and further transferred to the Company.
WHEREAS on 29 September 2011, said employment agreement was amended and replaced by a new contract of employment (the "Employment Contract") signed between the Company and the Employee.
WHEREAS in view of the appointment of the Employee as Director (Gérant) of Iron Mountain BPM SPRL in Belgium under the terms and conditions agreed upon by Parties on 1 October 2011, the Employment Contract with the Company was suspended in accordance with an agreement dated 1 October 2011 regarding the suspension of the Employment Contract for the duration of the Employee's mandate as a Director (Gérant) of Iron Mountain BPM Sprl.
WHEREAS the Employment Contract with the Company, which is currently suspended, will automatically become effective again at the time the Employee will no longer be a Director (Gérant) of Iron Mountain BPM SPRL.
WHEREAS the Company wished to grant the Employee severance benefits identical to those that are outlined in the Iron Mountain Companies Severance Plan - Severance Program No. 1. (the "Severance Plan"), except to the extent severance benefits under his Employment Contract or applicable Luxembourg law are more favourable.

WHEREAS following a first amendment to the Severance Plan, a certain addendum to the Employment Contract was entered into by and between the Company and the Employee on 29 September 2011 (the "First Addendum").
WHEREAS the Severance Plan was amended on 17 December 2014 (the "Second Amendment to the Severance Plan ").
WHEREAS the Company and the Employee now wish to further amend the Employment Contract, as amended by the First Addendum, to reflect the Second Amendment to the Severance Plan.
WHEREAS the purpose of the Severance Plan, as amended, is to provide transition assistance in the form of severance benefits for the Employee in the event of a Qualifying Termination as defined hereunder.
NOW, THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:
Article 1: Term of this Addendum
This Addendum to the Employment Contract is concluded for an unlimited duration.
Article 2: Definitions
"Acquirer(s)" means the person(s) or entity(ies) that acquire(s) the stock or assets of the Company in a Change in Control, and includes persons or entities (a) that directly or indirectly control such person(s) or entity(ies) and (b) that are controlled by or are under direct or indirect common control with such person(s) or entity(ies).
"Administrator" means the Compensation Committee of the Board of Directors of Iron Mountain Incorporated.
"Base Salary" means the Employee’s weekly, biweekly or monthly (as applicable) rate of pay as of the date of termination without regard to other forms of compensation, such as overtime, bonuses or equity compensation.
"Cause" means any gross misconduct which would immediately and definitely render impossible the continuation of the Employment Contract, including, without limiting the generality of the foregoing, cases where (a) The Employee commits a fraud, embezzlement or theft against Iron Mountain Group; (b) the Employee is convicted of, or pleads guilty or does not contest to, a felony; (c) the Employer breaches a fiduciary duty owed to Iron Mountain; (d) the Employee materially breaches any material policy of Iron Mountain, including but not limited to the Code of Ethics and Business Conduct or the Iron Mountain Statement of Insider Trading Policy; (e) the Employee wilfully fails to perform his material assigned duties (other than by reason of illness); or (f) the Employee commits an act of gross negligence, engages in wilful misconduct or otherwise acts with wilful disregard for the best interests of Iron Mountain.
"Change in Control" means the happening of any of the following:

(a)
When any "person," as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 (“Exchange Act”), other than (i) Iron Mountain Incorporated, (ii) a subsidiary of Iron Mountain Incorporated, (iii) an Iron Mountain employee benefit plan, including any trustee of such plan acting as a trustee, or (iv) the Employee, or a "group" (as such term is used in Section 13(d)(3) of the Exchange Act) which includes the Employee, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Iron Mountain Incorporated representing fifty percent or more of the combined voting power of Iron Mountain Incorporated’s then outstanding securities entitled to vote generally in the election of directors; or

(b)
The effective date: (i) of a merger or consolidation of Iron Mountain Incorporated with any other third party, other than a merger or consolidation that would result in the voting securities of Iron Mountain Incorporated outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent of the total voting power represented by the voting securities of Iron Mountain Incorporated, such surviving entity or the entity that controls such surviving entity outstanding immediately after such merger or consolidation; or (ii) of the sale or disposition of Iron Mountain Incorporated of all or substantially all or of Iron Mountain Incorporated’s assets; or

(c)
Individuals who on the Effective Date constituted the Board of Directors of Iron Mountain Incorporated (together with any new directors whose election to the Board of Directors, or whose nomination for election by the stockholders, was approved by a vote of two-thirds of the directors then in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease to constitute a majority of the Board of Directors of Iron Mountain Incorporated then in office.

"Employee Confidentiality and Non-Competition Agreement" means an acknowledgement, in a form satisfactory to Iron Mountain, that reaffirms the Participant’s obligations under Sections 13, 15, 16, 17 and 18 of his Employment Agreement.
"Good Reason" means that Iron Mountain has, without the Employee’s consent (and after notice and opportunity for correction), (a) materially diminished the sum of his base compensation plus target non-equity incentive compensation, (b) required the Employee to be based at an office or primary work location that is greater than fifty miles from his current office or primary work location or (c) materially diminished the Employee’s responsibilities and/or assigned the Employee to duties and responsibilities that are generally inconsistent with his position with Iron Mountain prior to the change. A termination for Good Reason must occur within six months of the Good Reason event but before a termination for Good Reason can be considered to be a Qualifying Termination, the Employee must provide the Administrator with notice within ninety days of the existence of the Good Reason event and the Company shall have thirty days within which to remedy the issue.
"Iron Mountain" means the Company and any company of the Iron Mountain group of companies controlled by Iron Mountain Incorporated.
"Qualifying Termination" means (a) the termination of the Employee's employment by Iron Mountain solely as a result of Iron Mountain’s elimination of his job or position or for one or more reasons that do not constitute Cause or (b) the termination of the Employee's employment by the Employee for Good Reason if the termination occurs within up to six months of the Good Reason event and the Employee provides the Administrator with notice within ninety days of the existence of the Good Reason event. In this event, Iron Mountain shall have thirty days within which to remedy the issue.
"Separation and Release Agreement" means an agreement and general release, in a form satisfactory to the Company, that releases and forever discharges the Company and its affiliates, officers, employees and directors from all claims and damages that the Participant may have in connection with or arising out of his or her employment or the termination of employment with Iron Mountain.
"Severance Benefits" means the benefits granted to the Employee under this Addendum.
The "Severance Period" means the fifty-two week period following the Employee’s Qualifying Termination.
"SUB Pay Plan" means the Iron Mountain Information Management, Inc. Supplemental Unemployment Benefits Plan and Summary Plan Description for Salaried Employees and the Iron Mountain Information Management, Inc. Supplemental Unemployment Benefits Plan and Summary Plan Description for Hourly Employees, each as amended and in effect from time to time.

Article 3: Conditions relating to the granting of Severance Benefits

3.1
The Employee must not have notified Iron Mountain (whether orally or in writing) of his intention to terminate employment with Iron Mountain for any reason (including, by way of illustration and not limitation, voluntary resignation, normal retirement or early retirement) prior to Iron Mountain’s announcement of the proposed Qualifying Termination and effective as of a date within three months of the proposed Qualifying Termination (other than a notice provided by the Employee in the case of a termination for Good Reason).

3.2
The Employee must not be on any statutorily protected leave of absence or otherwise absent from work and must be regularly performing services for Iron Mountain as of the date of the Qualifying Termination.

3.3
No Severance Benefits will be paid or provided under this Addendum unless the Employee has signed and timely returned, and not revoked, if applicable, a "Separation and Release Agreement" and an "Employee Confidentiality and Non-Competition Agreement", each in a form satisfactory to Iron Mountain.

3.4
Unless required otherwise under applicable Luxembourg law, Severance Pay will be paid in equal instalments over the Severance Period in accordance with the Employee’s regular payroll intervals prior to the Qualifying Termination and will be subject to applicable withholding. Payments will commence as of the first regular payroll date following the Qualifying Termination; provided, however, that no payment will be made earlier than the sixtieth day following a Qualifying Termination; and provided, further, that any applicable revocation period under a Separation and Release Agreement will have expired before any payment. Iron Mountain may also deduct any amounts owed by the Employee to the extent permitted by applicable law.

3.5
Severance Pay will be reduced by any other severance or termination payments due to the Employee, any amounts owed the Employee pursuant to a contract with Iron Mountain and amounts paid to the Employee placed in a temporary layoff status (often referred to as a furlough). Severance Pay will also be reduced to the extent any law provides for payments related to accrued wages, bonuses, commissions, reimbursements, vacation pay or other benefits in an amount or manner greater than Iron Mountain’s policies and programs, including the Severance Plan.

3.6	If the Employee is later rehired by Iron Mountain, he may keep whatever Severance Pay has been paid prior to being rehired, but will lose any right to unpaid Severance Pay.

3.7	It may be necessary to delay one or more of the payments otherwise due hereunder to avoid adverse income tax consequences. The Administrator will notify the Employee in the event this is necessary.
Article 4: Severance Arrangements
4.1    Severance Pay
The amount of Severance Pay payable if the Employee experiences a "Qualifying Termination" is based on the Employee’s "Base Salary" and "Target Bonus Payment," and the "Severance Period," each as defined herein or below.
a)    One year's salary continuation
If the Employee experiences a Qualifying Termination, he will receive an amount equal to fifty-two weeks of Base Salary or that number of weeks that remain between the Qualifying Termination and a previously announced termination date by the Employee.

b)    Bonus Payment
If the Employee experiences a Qualifying Termination, he will also receive a Target Bonus Payment equal to the amount of the annual target bonus that would have been paid had he remained employed for the entire year of termination multiplied by his average pay-out percentage based upon financial performance and individual performance goals over the prior three years (or full years of employment if not employed for a full three years). The Employee refers to his Incentive Compensation Plan document for specific component details when applicable. (If the annual bonus for the year of termination has not yet been determined as of the Employee’s termination, the annual target bonus for the prior year shall be used.)
Example: Assuming the Employee is eligible for an annual bonus for 2013 equal to 60% of his Base Salary, which is currently $500,000. Over the last three years, the Employee has received a 90% payout. the Employee is terminated October 19, 2013. the Employee is entitled to a bonus of $270,000 ($500,000 [Base Salary] times 60% [bonus amount] times 90% [three-year payout percentage]).
4.2    Other Benefits

4.2.1
As long as the Employee who experiences a Qualifying Termination has not breached the "Separation and Release Agreement" and the "Employment Confidentiality and Non-Competition Agreement" and provided the Employee elects to continue "the Company's International Medical Insurance Plan", Iron Mountain will continue to pay the employer share of the cost of coverage in accordance with standard payment practices until the end of the applicable Severance Period. The Employee must continue to pay the employee share of the cost of coverage during the Severance Period.

4.2.2	If the Employee experiences a Qualifying Termination, he is eligible for outplacement services through a provider selected by Iron Mountain for a period of nine months following termination.
4.3     Accelerated Vesting of Certain Equity Compensation
Notwithstanding anything to the contrary in any equity compensation plan, agreement thereunder or amendment to either, if the Employee experiences a Qualifying Termination, outstanding equity-based awards shall be adjusted in accordance with the provisions of this Section 4.3.

a)
In the case of outstanding stock options, restricted stock and restricted stock units, the award shall be credited with an additional twelve months of vesting service as of the date of the Qualifying Termination.

b)
In the case of outstanding performance units that are earned based on the performance criteria applicable to the award, the Employee shall be credited with an additional twelve months of service solely for purposes of applying the following schedule:

Date Relationship Terminates	Vesting Percentage
On or after first anniversary of Grant Date	33.3%
On or after second anniversary of Grant Date	66.6%
On or after third anniversary of Grant Date	100%

An example of the application of the above schedule is shown in Annex 1 to this Addendum.
Notwithstanding the provisions of any Performance Unit Agreement to the contrary, vesting acceleration as a result of this Section 4.3(b) shall not accelerate the date on which the “underlying shares” (as defined in any such Performance Unit Agreement) shall be delivered, which date shall remain the initially established “vesting date” (as defined in any such Performance Unit Agreement). In no event will any performance units that have not been “earned” in accordance with the terms of the award be delivered.

c)
In the event of any acceleration of vesting under this Section 4.3 as well as upon a change in control (including a Vesting Change in Control) under any of Iron Mountain’s equity compensation plans, duplicative vesting service shall not be credited (but the most generous of any multiple vesting service crediting provisions shall apply).

Article 5: Time and Manner of Payment

5.1
Payments of Severance Pay will be made in equal instalments over the Severance Period in accordance with Iron Mountain’s regular payroll intervals applicable to the Employee immediately prior to the Qualifying Termination. Such payments will commence as of the first regular payroll date following the Qualifying Termination; provided, however, that no payment will be made earlier than the sixtieth day following a Qualifying Termination and provided, further, that any applicable revocation period will have expired before any payment.

5.2	All Severance Benefits shall be subject to applicable federal, state, local and other tax withholding as required by law.

5.3
Any payments due hereunder for Severance Pay shall be reduced by any other severance or termination payment due to the Employee, including, by way of illustration and not limitation, any amounts paid pursuant to federal, state or local government worker notification or office closing requirements, any amounts paid pursuant to a SUB Pay Plan, any amounts owed the Employee pursuant to a contract with Iron Mountain and amounts paid to the Employee when placed in a temporary layoff status (often referred to as a furlough), which immediately precedes the commencement of Severance Benefits hereunder. In addition, to the extent any federal, state or local government regulation provides for payments related to accrued wages, bonuses, commissions, reimbursements, vacation pay or other benefits in an amount or manner different from Iron Mountain’s policies and programs, including this Plan, any payments hereunder for Severance Pay shall be offset by such amounts.

5.4
If the Employee is reinstated, he will not be required to reimburse Iron Mountain or an Acquirer for any payments received hereunder prior to being rehired. Any unpaid Severance Pay will be forfeited upon the Employee's rehire by Iron Mountain or an Acquirer.[1]

5.5
If the Employee receives payments hereunder for Severance Pay he shall not be required to mitigate the amount of any such payments by seeking other employment or otherwise, and subject to rehire, no such payment shall be offset or reduced by the amount of any compensation provided to the Employee in any subsequent employment.

5.6
In addition to the Severance Benefits under this Plan, the Employee who experiences a Qualifying Termination shall be entitled to: (a) accrued wages due through the date of the Qualifying Termination in accordance with Iron Mountain’s normal payroll practices; (b) any accrued but unused vacation pay; and (c) reimbursement for any unreimbursed business expenses properly incurred by the Employee prior to the date of the Qualifying Termination in accordance with Iron Mountain’s policy (and for which the Participant has submitted any required documentation). In addition, when the Employee is subject to a commission plan or arrangement he shall receive all commissions properly earned, but not yet paid, in accordance with the terms of such plan or arrangement. All payments shall be subject to proper tax withholding.

5.7
Iron Mountain may deduct (after all applicable tax withholdings have been deducted) from payments hereunder any indebtedness, obligation or liability owed by the Employee as of his date of termination, as permitted under applicable law.

Article 6: Applicable law
This Addendum to the Employment Contract is governed by Luxembourg law and any dispute concerning the interpretation, execution and/or termination of this Addendum must be resolved under Luxembourg law.
______________________________________
1 Note, however, that any vesting acceleration is not "recouped."

Article 7: Administrator's rights
The Administrator retains the right to amend the provisions of this Addendum but no amendment shall diminish the rights of the Employee hereunder as they may exist immediately before the effective date of the amendment without the written consent of the Employee.
Article 8: Severability
If any provision of this Addendum or part of a provision is declared null and void or contrary to a mandatory legal provision in force, the remaining provisions of this Addendum shall not be automatically made null and void and shall consequently retain their validity.
Article 9: Existing agreements - Luxembourg law provisions
This Addendum to the Employment Contract replaces and supersedes the provisions of all existing agreements relating to severance arrangements concluded between the Employee and the Company (including but not limited to the First Addendum) without prejudice, however, to the Luxembourg mandatory and/or public order rules and provided that if the Employee's severance rights or benefits under an existing agreement or under Luxembourg law are more favourable to the Employee than those provided under this Addendum, the provisions of the existing agreement or the provisions of Luxembourg law shall prevail.
All provisions of the Employment Contract not amended by this Addendum, shall remain unamended and in force.
***

Signed on 27 February 2015, both parties acknowledging receipt of an original copy of this Addendum, duly signed by both parties.

(read and approved)	(read and approved)
For the Company	For the Employee

/s/ Roderick Day	/s/ Marc Duale
Roderick Day Director /s/ Manfred Schneider	Marc Duale
Manfred Schneider Director

Annex 1

Example: Employee A is granted a performance unit on 12 March 2014 and experiences a Qualifying Termination as of 12 September 2014. Employee A will be treated as 33.3% vested in this award, based on six months of service plus the additional twelve months of service credited by this Section 4.3(b).